AGREEMENT OF PURCHASE AND SALE

OF LIMITED PARTNERSHIP INTERESTS

By this Agreement of Purchase  and Sale of Limited Partnership Interests (this “Agreement”) dated as of ______________ ___, 2009 (the “Effective Date”) AMERICAN COMMUNITY PROPERTIES TRUST, a Maryland real estate investment trust (“ACPT”), AMERICAN LAND DEVELOPMENT U.S., INC., a ____________corporation (“American Land”), and IGP GROUP CORP., a __________ corporation (“IGP Group”) (ACPT, American Land and IGP Group are collectively referred to in this Agreement as “Seller”), agrees to sell and convey to PARTNERS BUSINESS EQUITIES, a ______________________, or its permitted assignee (“Purchaser”), who agrees to purchase and pay for all of Seller’s limited partnership interests in Interstate General Properties Limited Partnership S.E., a Maryland limited partnership  (“IGP”), and all rights of Seller associated therewith and/or pertaining thereto.

WHEREAS, American Land and IGP Group Corp are wholly owned subsidiaries of ACPT; and

WHEREAS, IGP Group owns the Class A partnership interests in IGP and American Land owns the Class B partnership interests in IGP; and

WHEREAS, as of the date of Closing, Seller, directly or indirectly, will own and control all of the partnership interests in IGP; and Seller and Purchaser desire for Seller to assign, or cause to be assigned, to Purchaser such interests in IGP and to convey to Purchaser certain other management agreements pursuant to the terms and subject to the conditions herein; and

WHEREAS, IGP owns the general partner interests in nine (9) limited partnerships (the “Project Partnerships”) and limited partner interests in two of the Project Partnerships; and

WHEREAS, the Project Partnerships own twelve (12) multifamily residential properties, all of which are located in the Commonwealth of Puerto Rico (the “Subject Properties”); and

WHEREAS, by obtaining ownership of IGP, Purchaser will be:  (i) obtaining control of the Project Partnerships and the Subject Properties; (ii) acquiring the Related Leasehold Property (as defined below); and, (iii) obtaining all other assets of IGP except the Excluded Assets (as defined below) and Ineligible Liabilities (as defined below).

NOW THEREFORE, FOR AND IN CONSIDERATION of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

A.  “Affiliates” -- as to any Person, any other person owned or controlled by, or under common ownership or control with, the subject Person.

B. “Encumbrance” -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

C. “Excluded Assets” -- those assets set forth on Schedule 1(C) attached hereto together with the leasehold interests (the “Excluded Leases”) identified on Schedule 1(C-1) attached hereto. .

D. “Existing Indebtedness” -- any financial obligation of any Project Partnership secured by an Encumbrance on the Subject Properties (whether one or more) owned by such Project Partnership.

E. “Governmental Body” -- any:

(i)	nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature;

(ii)	federal, state, commonwealth, local, municipal, foreign, or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)	multi-national organization or body; or

(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

F. “IGP Assets” -- all of the assets owned or controlled by IGP including, without limitation, the Partnership Interests in the Project Partnerships, the Subject Properties, the Related Leasehold Property, and all other assets of IGP as of the date of Closing excepting only the Excluded Assets and the Ineligible Liabilities.

G. “Ineligible Liabilities” --. the stated or contingent liabilities of IGP not related to the IGP Assets expressly included in the financial statements and records of IGP or otherwise expressly disclosed in writing by Seller on or prior to the Closing and specifically including accrued employee salaries, regular vacations, Christmas bonus payments required by Puerto Rico Legal Requirement, payroll taxes, 401(K) contributions, and medical insurance for all employees not retained by Seller.

H. “Knowledge” -- an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

I. “Legal Requirement” -- any Governmental Body order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

J. “Management Agreements” -- the management agreements between each of the Project Partnerships as owner and IGP as manager together with the management contracts between IGP and certain non-for-profit entities, all as described on Schedule 1(J) attached hereto.

K. “Material Adverse Effect as used in this Agreement, means any change in or effect on the business, operations or financial condition of the Seller or any of its subsidiaries that is materially adverse to the Seller and its subsidiaries or affiliates taken as whole except for (i) any change or effect resulting from general economic, financial or market conditions or (ii) any change or effect resulting from conditions or circumstances generally effecting the community development, development and ownership of rental apartment properties, property management, and development of commercial rental properties.

L. “Organizational Documents” -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

M. “Partnership Interests” -- all of the Class A and Class B partnership interests in IGP, and all other rights of Seller associated therewith and/or pertaining thereto identified on Schedule 1(L) attached hereto.

N. “Person” -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

O. “Related Leasehold Property” --  Leasehold improvements and all furniture, fixtures and equipment owned by IGP and currently located in its central offices and/or in any of the Project Partnerships’ properties except for Excluded Assets.

P.  “Project Partnership” -- any of the limited partnerships identified on Schedule 1(O) attached hereto (collectively referred to in this Agreement as the “Project Partnerships”).

Q.  “Subject Properties” -- the properties owned by the Project Partnerships as of the date of this Agreement described on Schedule 1(P) attached hereto (individually referred to in this Agreement as a “Subject Property”).

2. PARTNERSHIP INTERESTS, MANAGEMENT AGREEMENTS AND EXCLUDED ASSETS AND LIABILITIES, USE OF “INTERSTATE”

A. Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase and have assigned to it, the Partnership Interests together with all of the interest of Seller in all IGP Assets (the Partnership Interests and the IGP Assets are collectively referred to as the “Assigned Interests”).

B. Prior to the Closing, the Excluded Assets and Ineligible Liabilities will be distributed by IGP to its partners, American Land and IGP Group, and shall not be a part of the transactions that are the subject of this Agreement.

C. Purchaser shall be allowed to continue using the word “Interstate” as part of its corporate or organizational charter, but shall refrain from using such word, alone or together with other modifying words, terms, designs, or symbols in advertising or press releases or in connection with the sale of promotion of its services or business, or in any other manner not expressly authorized in writing by Seller, except as otherwise required to comply with any Legal Requirement.  Seller will retain the IGP Group name and shall be allowed to continue to trade under that name.

3. PURCHASE PRICE

A. The purchase price (“Purchase Price”) for the Assigned Interests shall be Fourteen Million Three Hundred Thousand Dollars ($14,300,000).  Payment of the Purchase Price shall be the responsibility of Purchaser; however, Seller acknowledges that Purchaser intends to have $300,000 of such Purchase Price paid to Seller by Partners Services Inc.(“PSI”), a related entity of Purchaser.

4. DEPOSIT

Purchaser, immediately upon execution by Seller of this Agreement, shall deposit into an escrow account Fifty Thousand Dollars ($50,000) (the “Deposit”) for the acquisition of the Assigned Interests, which will become nonrefundable (except if the Closing does not occur due to any breach of this Agreement by Seller) by the end of the Due Diligence Period as defined in Section 5 hereof.  The Deposit shall be maintained in an interest-bearing account with an FDIC-insured commercial bank in Puerto Rico.  Interest shall accrue to the benefit of Purchaser and the full amount of the Deposit, plus interest thereon, shall be applied to the payment of the Purchase Price at Closing.  If Purchaser wrongfully fails to close in accordance with the terms of this Agreement, the Deposit (less interest thereon, which shall be returned to Purchaser) shall be delivered by the bank to Seller as full and liquidated damages.  If Seller wrongfully fails to close in accordance with the terms of this Agreement, the entire Deposit, including interest thereon, shall be returned by the bank to Purchaser and Seller shall reimburse to Purchaser, upon demand, all legal and professional services expenses incurred in connection with this purchase transaction.

5. DUE DILIGENCE

A. The due diligence period (“Due Diligence Period”) shall be for a period of sixty days (60) commencing on the date of the execution of this Agreement by both parties.  If the results of this due diligence investigation are unsatisfactory to Purchaser, in its sole determination, then Purchaser will have the option to terminate this Agreement on or before the expiration of the Due Diligence Period and the Deposit shall be returned to Purchaser.

B. During the Due Diligence Period, Purchaser, its attorneys and other representatives, shall have the right to inspect any and all relevant documents and information related to the Partnership Interests, IGP and the IGP Assets, including but not limited to: (i) all of IGP’s financial statements, contracts, books, records and other documents, including but not limited to all such documents maintained by or for IGP with respect to any of the Project Partnerships’ properties and other properties managed under the Management Agreements and the operation thereof; (ii) all of the HUD reports on the management and operation of such properties; and (iii) all other documents in the possession of Seller relating to IGP and/or the Project Partnerships, the Subject Properties and the Management Agreements properties (excluding, however, any internal organizational or financial documents of Seller not related to the assets, liabilities or contracts of IGP, the Project Partnerships and/or Management Agreements) at such place or places as such books, records and documents are maintained.

C. Purchaser, at its cost, shall also have the right to make physical inspections of all the properties managed by IGP pursuant to Management Agreements.

D. By written notice delivered to Seller at least five (5) business days prior to the expiration of the Due Diligence Period, Purchaser shall have the one-time right to extend the Due Diligence Period for an additional period of fifteen (15) days, should it have not been able to complete the due diligence process.

6. OTHER TRANSACTION TERMS AND CONDITIONS

A. During the Due Diligence Period, Seller and Purchaser shall enter into mutually satisfactory arrangements for the payment of the amounts owed by Valle del Sol Associates Limited Partnership ($928,045) and Turabo Limited Dividend Partnership ($46,000) to Seller, which are payable only by proceeds from (i) mortgage refinancing, (ii) partial condemnation, (iii) sale of easements or similar interest, or (iv) proceeds from the sale of any Subject Property.

B. Except for the distributions to be made to Seller and the limited partners of the Project Partnerships regarding the 2008 operations (it being understood that such distributions shall be reviewed by Purchaser during the Due Diligence Period), no additional distribution of dividends or partnership profits or earned revenues shall be made by the Project Partnerships to American Land, IGP Group and/or ACPTr.  It is understood by both parties that the Monserrate Associates, LP Subject Property is to be refinanced on or before April 30, 2009, when its loan amount matures.  Both parties agree that all refinancing proceeds to be collected by IGP as General Partner and Limited Partner, shall be distributable to Purchaser only and that Seller shall not be entitled to any of such proceeds.

C. Seller will be responsible for all Ineligible Liabilities, the complete description of which shall be agreed upon in writing by the parties during the Due Diligence Period.

D. Seller shall receive all uncollected management fees due pursuant to the Management Agreements until the Closing Date.  Seller also shall receive the accrued incentive fee earned pursuant to the Management Agreements until the Closing Date.  Such payment or payments will be made, according to the partnership agreements of the Project Partnerships and the Management Agreement for the Subject Properties, at the time the Project Partnerships make the cash distributions to the partners on March 31, 2010.

E. Purchaser shall receive the refinancing fee related to Monserrate Associates, LP from the refinancing proceeds of the realty.

F. Purchaser shall cause PSI to assume the existing lease of IGP with Escorial Office Building I until the expiration of the current term of such lease.  The form of such lease assumption shall be agreed upon during the Due Diligence Period.

7. APPROVALS AND CONSENTS

A. During the four (4) month period following the Effective Date (the “Required Approval Delivery Period”), Seller shall cooperate with Purchaser in providing all necessary notices and take all appropriate actions to obtain the required consents or approvals from (i) HUD, including the “2530” clearances, (ii) existing lenders on the Subject Properties, (iii) applicable Governmental Bodies, and (iv) limited partners in the Project Partnerships (collectively, the “Required Approvals”).  Purchaser and Seller agree that should the lenders charge a transfer fee, a fee of 1% of the then outstanding principal balance of each loan shall be acceptable and Seller and Purchaser shall share equally in the cost of such transfer fees.  However, in the event a lender requires a transfer fee in excess of 1%, Seller and Purchaser shall attempt to reach an agreement as to the allocation of the amount in excess of 1% and if no agreement is reached within a ten (10) day period, Purchaser may terminate this Agreement, and Purchaser shall have full refund of the Deposit.  By written notice delivered to Seller at least five (5) business days prior to the expiration of the Required Approval Delivery Period, Purchaser may extend the Required Approval Delivery Period for a period not to exceed an additional thirty (30) days if such required approvals have been requested from the appropriate parties but not yet obtained.  All Required Approvals are set forth on Schedule 7(A) attached hereto.

8. REPRESENTATIONS AND WARRANTIES REGARDING AUTHORITY

A. ACPT’s Authority.  ACPT hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by ACPT and all consents required under ACPT’s Organizational Documents have been obtained.  All documents that are to be executed by ACPT and delivered to Purchaser on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by ACPT.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of ACPT, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which ACPT is a party or to which ACPT is subject.

B. American Land’s Authority.  American Land hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by American Land and all consents required under American Land’s Organizational Documents have been obtained.  All documents that are to be executed by American Land and delivered to Purchaser on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by American Land.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of American Land, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which American Land is a party or to which American Land is subject.

C. IGP Group’s Authority.  IGP Group hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by IGP Group and all consents required under IGP Group’s Organizational Documents have been obtained.  All documents that are to be executed by IGP Group and delivered to Purchaser on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by IGP Group.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of IGP Group, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which IGP Group is a party or to which IGP Group is subject.

D. Purchaser’s Authority.  Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Purchaser and all consents required under Purchaser’s Organizational Documents or by law have been obtained.  All documents that are to be executed by Purchaser and delivered to Seller on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Purchaser.  This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Purchaser is a party or to which Purchaser is subject.

9. REPRESENTATIONS AND WARRANTIES.

A. Organization and Ownership of Project Partnerships.

(i)
Alturas del Senorial Associates Limited Partnership (“Alturas del Senorial”)  Seller hereby represents and warrants that Alturas del Senorial is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Alturas del Senorial del Senorial and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Alturas del Senorial submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Alturas del Senorial is subject to liens or encumbrances.

(ii)
Bayamon Garden Associates Limited Partnership (“Bayamon”)  Seller hereby represents and warrants that Bayamon is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Bayamon and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Bayamon submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Bayamon is subject to liens or encumbrances.

(iii)
Carolina Associates Limited Partnership (“Carolina”)  Seller hereby represents and warrants that Carolina is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Carolina and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Carolina submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Carolina is subject to liens or encumbrances.

(iv)
Colinas de San Juan Associates Limited Partnership (“Colinas de San Juan”)  Seller hereby represents and warrants that Colinas de San Juan is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Colinas de San Juan and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Colinas de San Juan submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Colinas de San Juan is subject to liens or encumbrances.

(v)
Monserrate Associates Limited Partnership (“Monserrate”)  Seller hereby represents and warrants that Monserrate is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Monserrate and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Monserrate submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Monserrate is subject to liens or encumbrances.

(vi)
San Anton Associates S.E. (“San Anton”)  Seller hereby represents and warrants that San Anton is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in San Anton and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of San Anton submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in San Anton is subject to liens or encumbrances.

(vii)
Jardines de Caparra Associates Limited Partnership (“Jardines de Caparra”)  Seller hereby represents and warrants that Jardines de Caparra is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico  with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Jardines de Caparra and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Jardines de Caparra submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Jardines de Caparra is subject to liens or encumbrances.

(viii)
Turabo Limited Dividend Partnership (“Turabo”)  Seller hereby represents and warrants that Turabo is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Turabo and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Turabo submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Turabo is subject to liens or encumbrances.

(ix)
Valle del Sol Associates Limited Partnership (“Valle del Sol”)  Seller hereby represents and warrants that Valle del Sol is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full power and authority and legal right to enter into and perform its obligations under this Agreement, the Closing Documents to which it is a party and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it.  Schedule 9(A) lists all of the direct and indirect owners of partnership interests in Valle del Sol and states the nature of the direct or indirect ownership interest of each.  The Organizational Documents of Valle del Sol submitted to Purchaser are true, complete and accurate and have not been terminated, modified or amended and are in full force and effect.  None of IGP’s interests in Valle del Sol is subject to liens or encumbrances.

B. Consents and Approvals for Project Partnerships.

(i)
Alturas del Senorial Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Alturas del Senorial is a party or to which Alturas del Senorial or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Alturas del Senorial and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Alturas del Senorial.

(ii)
Bayamon Garden Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Bayamon is a party or to which Bayamon or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Bayamon and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Bayamon.

(iii)
Carolina Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Carolina is a party or to which Carolina or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Carolina and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Carolina.

(iv)
Colinas de San Juan Assoicates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Colinas de San Juan is a party or to which Colinas de San Juan or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Colinas de San Juan and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Colinas de San Juan.

(v)
Monserrate Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Monserrate is a party or to which Monserrate or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Monserrate and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Monserrate.

(vi)
San Anton Associates S.E. Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which San Anton is a party or to which San Anton or its Property is subject, will not result in the imposition of any lien or charge upon any asset of San Anton and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon San Anton.

(vii)
Jardines de Caparra Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Jardines de Caparra is a party or to which Jardines de Caparra or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Jardines de Caparra and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Jardines de Caparra.

(viii)
Turabo Limited Divident Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Turabo is a party or to which Turabo or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Turabo and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Turabo.

(ix)
Valle del Sol Associates Limited Partnership Seller, except for the Required Approvals identified in Schedule 7(A) attached hereto, hereby represents and warrants that there are no consents, approvals or waivers of any other third party required for the consummation of the transactions contemplated by this Agreement.  This Agreement and the Closing Documents do not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which Valle del Sol is a party or to which Valle del Sol or its Property is subject, will not result in the imposition of any lien or charge upon any asset of Valle del Sol and will not result in the acceleration of any obligation under the terms of any agreement or document binding upon Valle del Sol.

C. Representations and Warranties regarding IGP

(i)
Litigation.  Seller hereby represents and warrants, to the best of its knowledge, that except as described in Schedule 9(C)(i) attached hereto, there are no legal actions, suits or proceedings (including arbitration proceedings) at law or in equity before or by any federal, state, municipal court or other governmental department, commission, board, bureau, agency or instrumentality, which are pending or threatened in writing against IGP that could have a material adverse effect on IGP.

(ii)
Financials.  Seller hereby represents and warrants that the financial statements of IGP listed on Schedule 9(C)(ii) attached hereto are true, accurate and complete in all material respects and there has been no material adverse change in such information since the date of the most recent financials.  Each such financial statement fairly represents the financial condition of the subject thereof in all material respects and, if an audited financial statement, has been prepared in accordance with generally accepted accounting practices.

(iii)
Anti-Terrorism.  Seller hereby represents and warrants that neither ACPT, American Land, IGP Group, IGP, nor any underlying beneficial owner has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any United States, international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time, nor are any of them or their underlying beneficial owners a person described in Section 1 of the Anti-Terrorism Order and none of them, nor any of their underlying beneficial owners have engaged in any dealings or transactions, or otherwise been associated with any such person.

(iv)
Undisclosed Liabilities.  To the best of its knowledge, Seller hereby represents and warrants that IGP has no material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise other than as disclosed in this Agreement.

(v)
Taxes.  Seller hereby represents and warrants that all taxes, governmental levies or assessments which are owed by IGP have been paid to the extent due and payable.  All allocations and distributions and tax reporting by IGP prior to the date hereof have been done or made in accordance with the terms and provisions of the Organizational Documents of IGP and the Internal Revenue Code.

10. PROPERTY REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

A. Condemnation and Actions.  Except as may be disclosed in Schedule 10(A) hereto, there are no pending condemnation, zoning, environmental or land use regulation proceedings against or related to any Subject Property or any portion thereof, nor have they received any written notice of any being contemplated.

B. Compliance with Title Encumbrances.  Except as may be disclosed in Schedule 10(B) hereto, there are no material defaults by any Project Partnership under any of the covenants, easements or restrictions encumbering any Subject Property or any portion thereof.

C. Violation Notices.  Except as set forth in Schedule 10(C) attached hereto, no party hereto has received any notice from any governmental authority of any failure of any Subject Property to comply with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, pertaining to any Subject Property or any portion thereof.  No consent or approval is required from any Governmental Body for any Project Partnership to own or operate or develop any Subject Property, as the same is currently operated, developed and used, except those which have been obtained, all of which are in full force and effect.  No governmental, fire, life safety or other inspection is required in connection with the transactions contemplated by the Agreement.  No new certificates of occupancy are required to be issued in connection with the transfer of any Subject Property to Purchaser.

D. Permits and Licenses.  To the best of Seller’s knowledge, the existing licenses, permits or other approvals required for the construction, ownership, use, development and operation of the existing improvements of any Subject Property have each been validly issued by the appropriate authority and are in full force and effect and constitute all of the licenses, permits and approvals required for the ownership, operation, development and sale of any Subject Property as contemplated.

E. Brokers.  Except as set forth on Schedule 10(E), as of the date of this Agreement, there are no written agreements with any real estate broker, leasing agent or other party (including, without limitation, the current manager of any Subject Property), that entitles or will entitle such real estate broker, agent or other party to any leasing, sales or other brokerage commission or payment or finder’s fee for which Seller or Purchaser is responsible related to the sale or leasing of any portion of any Subject Property.

F. Environmental Compliance.  To the best of Seller’s knowledge, no Project Partnership has generated, stored or disposed of any oil, petroleum products or “Hazardous Materials”, as defined under Puerto Rico or United States laws or regulations (collectively, “Hazardous Materials”) at any Subject Property or the improvements located thereon and, except as disclosed in. reports listed on Schedule 10(F), Seller has no knowledge of any previous or present generation, storage, disposal or existence thereof.  A list of all environmental reports of which Seller has knowledge is set forth in Schedule 10(F) attached hereto.  Except as may be disclosed in those environmental reports listed on Schedule 10(F), (i) no Project Partnership has entered into any consent decree or administrative order for any alleged violation of laws relating to so-called Hazardous Materials; (ii) no Project Partnership has received any written request for information or a demand letter from a citizen with respect to a violation of laws pertaining to Hazardous Materials; and (iii) to the knowledge and belief of Seller, no contractor or other party has generated, stored or disposed of any Hazardous Materials at any Subject Property or transported any Hazardous Materials off site from any Subject Property except in accordance with applicable law.

G. Special Assessments.  To the best of their knowledge, there are no unpaid special assessments filed, pending or proposed against any Subject Property or any portion thereof including, without limitation, any street improvement or special district assessments.

H. Title.  Other than this Agreement, there are no unrecorded purchase agreements, option agreements, rights of first refusal, conditional sales contracts, or other title retention agreements which affect any Subject Property.

I. Zoning and Use.  Seller has not received written notice from any governmental authority that any Subject Property is not in compliance with or violates applicable environmental building and zoning laws, rules or regulations or governmental rules or regulations.

J. No Litigation.  Except as specifically disclosed on Schedule 10(J), there are no pending or, to the best of Seller’s knowledge, threatened, claims, allegations or lawsuits of any kind, whether for personal injury, property damage, landlord-tenant disputes, property taxes or otherwise, that could materially and adversely affect the operation or value of any Subject Property, nor to the best of Seller’s knowledge, is there any governmental investigation of any type or nature pending or threatened against or relating to any Subject Property or the transactions contemplated hereby.

K. Insurance Indemnifications.  Seller has not received notices by any insurance company which has issued a policy with respect to any portion of any Subject Property, or by any board of fire underwriters, or from any governmental authority, of zoning, building, fire or health code violations in respect to any Subject Property.

L. Rent Roll.  The Rent Rolls delivered to Purchaser contain a complete and correct list of all Leases.  Except as set forth in the Rent Rolls, each Lease is valid and existing and in full force and effect, has not been amended, modified or supplemented, and the tenant, licensee or occupant thereunder is in actual possession.  Except as set forth in the Rent Rolls, there are no defaults under any of the Leases, nor have events occurred which with notice or the passage of time, or both, would constitute a default thereunder.  Seller has not made any previous assignment, transfer or other disposition of all or any part of its interest in any of the Leases.

M. Rental Concessions.  Except as set forth on the Rent Rolls, no tenant, under any of the Leases is, or as of the Closing will be, entitled to any free rent, concessions, allowances, rebates or refunds and no tenant under any of the Leases has, or as of the Closing will have, prepaid any rent or other charges for more than one month in advance.

N. Management Contracts.  The Management Contracts are in full force and effect, and there are no written or oral agreements or understandings relating to the management of any Subject Property other than the Management Contracts.  The Management Contracts are all in full force and effect and there are no uncured defaults and there exists no condition that, with notice, the passage of time, or both, would constitute an event of default by any party under the Management Contracts.

O. Housing Assistance Payments Contracts/Regulatory Agreements.  Other than the Housing Assistance Payments Contracts (“HAP”) and Regulatory Agreements affecting any Subject Property, and there are no written or oral agreements or understandings relating thereto.  The HAP and Regulatory Agreements are all in full force and effect, there are no uncured defaults thereunder, and there exists no condition that with notice, the passage of time, or both, would constitute an event of default by any party under the HAP or the Regulatory Agreements.

P. Existing Indebtedness.  There are no written or oral agreements, understandings or commitments relating to the Existing Indebtedness other than as set forth in the existing loan documents.  There is no uncured default by Seller or, to the best of Seller’s knowledge, any lender under the Existing Indebtedness and no event has occurred which with notice, the passage of time, or both, would constitute an event of default by Seller or, to the best of Seller’s knowledge, any lender under the Existing Indebtedness.

11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

A. All representations and warranties provided herein may be relied upon by Purchaser and shall survive the acquisition of the closing of the acquisition by Purchaser of the Assigned Interests for a period of four (4) years (the “Survival Period”).  The remedies for a breach of such representations shall have a cumulative minimum claim of Fifty Thousand Dollars ($50,000) and shall in no event exceed Five Hundred Thousand Dollars ($500,000).  Seller shall indemnify Purchaser for any claims related to (i) the Excluded Assets and Liabilities, (ii) any entities previously owned or controlled by IGP and disposed of prior to or at Closing, (iii) any assets previously owned or controlled by IGP directly or indirectly and disposed of prior to or at Closing, (iii) any assets previously owned or controlled by IGP directly or indirectly and disposed of prior to the Closing, (iv) any liabilities of IGP unrelated to the IGP Assets, and (v) any other tax claims from activities of IGP and/or related entities conducted up to Closing Date.  It is understood and agreed that there shall be no monetary limit for a breach of representations and warranties relating to any of the entities (e.g., IGP being acquired by Purchaser) and such entity representations and warranties shall survive for a period of four (4) years following Closing.  Seller and Purchaser agree to place the amount of Two Hundred Fifty Thousand Dollars ($250,000) in an escrow account held by a mutually agreeable third party with the purpose of guarantying Seller’s obligations to Purchaser as described above.  The escrow account shall provide for the annual distribution to Seller of a pro rata portion of all moneys remaining in the escrow account at the end of such year.  Purchaser acknowledges that Rafael Velez and other persons associated with the Purchaser have detailed knowledge of the Seller, the Project Partnerships and the Subject Properties. Therefore, notwithstanding anything to the contrary contained in this Agreement, no claim may be made by Purchaser for breach of any representation or other claim if prior to the Closing the facts constituting such alleged breach or representation were known by Rafael Velez or other person associated with the Purchaser.

12. ADJUSTMENTS AT CLOSING

A. All adjustments between Seller and Purchaser shall be made as of the date of the Closing.  To the extent applicable, recordation and transfer taxes, title costs and lender and servicer fees associated with the Closing and other costs created in connection with the execution of miscellaneous leases and other agreements will be split 50/50.

B. No withdrawals, adjustments, or prorations will be made relating to the purchase of the Partnership Interest to the account of the Project Partnerships, including but not limited to, operating cash, restricted cash, replacement reserves, residual receipt accounts, dept service reserve escrows, tax or insurance escrows, which shall remain the s of the Project Partnership at Closing.

13. PUBLICITY

Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated in this Agreement without the prior written consent of the other party, except as otherwise required by Legal Requirement (including any Securities and Exchange Commission reporting requirements).

14. CONFIDENTIALITY

Purchaser and its representatives shall hold in strictest confidence all non-public data and information obtained from Seller, whether obtained before or after the execution and delivery of this Agreement.  This Agreement shall supersede and replace any prior confidentiality agreement between Seller and Purchaser or any of its affiliates, and any such prior agreement, to the extent applicable to Purchaser, are hereby terminated and shall be of no further force and effect.

15. EMPLOYEES

It is understood by both parties that IGP recently reorganized its work force and as a result, made employee cuts at various levels of the company.  Seller agrees that IGP shall not hire additional employees, who shall remain employees of IGP after Closing and Seller shall bear the termination costs of any employee terminated prior to Closing.  Purchaser shall retain, through its related entity PSI, 100% of the employees that are employed by IGP, excluding however, those employees who work for the excluded entities, as listed in Schedule 15 attached.  PSI shall be responsible for all Legal Requirements regarding any severance benefit payable to any of the retained employees if such payment becomes due for reason of unjust dismissal, and PSI shall indemnify Seller and its Affiliates from and against any liability for such severance payments.  Seller will be responsible for all Ineligible Liabilities up to the Closing Date and for all liabilities accrued in IGP’s books as of the date of the Closing related to such employee expenses, i.e., accrued vacations, payroll taxes, etc.  The accrued liabilities related to the employees that will be retained by IGP and/or a related entity after Closing shall have been paid by Seller at the Closing date.

16. CONDUCT PRIOR TO CLOSING

A. During the period commencing on the Effective Date and ending on the Closing Date (unless this Agreement shall be terminated prior to a Closing), the business and affairs of IGP and the Project Partnerships will be conducted only in their ordinary course, and neither IGP nor any of the Project Partnerships must experience any adverse change in their respective business, properties, aspects or prospects.  Seller agrees that, without prior written approval of Purchaser, Seller will not (and will cause or ensure that IGP does not):

(i)
enter into or modify (except as required by applicable law) any compensation, benefit, or other plan, agreement or arrangement (whether written or oral) with respect to any of their directors, officers or employees; except however, the IGP/Seller can continue with the current negotiations of the Union Bargaining Agreement;

(ii)	modify substantially the manner in which it has heretofore conducted its business, either into any new line of business or amend its Partnership Agreement;

(iii)	dispose of or discontinue any of its material business or properties (except for the Excluded Assets and Ineligible Liabilities) or merge or consolidate with any other entity;

(iv)	dispose of or acquire any material contracts or material assets, including without limitation, intellectual property, except in the ordinary course of business;

(v)	take any other action not in the ordinary course of business; or

(vi)	agree to take any foregoing actions.

B. From and after the Effective Date and until the Closing, Purchaser will have the right to appoint an administrative agent who will work on a day-to-day basis with the management of IGP to ensure the orderly and timely transition of the operation of the Project Partnerships and the related Subject Properties to Purchaser at the Closing.  The administrative agent appointed by Purchaser shall have continuous access to financial and accounting records of IGP related to the Project Partners and related Subject Properties.

C. Insurance.  Seller will keep each Subject Property fully insured against all usual risks and will maintain in effect all insurance policies now maintained on the same, through the Closing Date.

D. Performance Under Leases.  Seller agrees that it will continue to perform all of its obligations as landlord under all Leases and shall, immediately upon obtaining knowledge of a material change in facts or circumstances which renders any information contained on the Rent Rolls inaccurate, promptly notify Purchaser of said facts or circumstances.

E. Further Tenancies.  Without the prior written consent of the Purchaser, none of the Leases will be amended to reduce the rents or other charges thereunder or will be renewed for rents or other charges which are less than those payable prior to such renewal (unless permitted under the appropriate HAP Agreement).

F. Purchaser’s Financing and Equity Investments.  Purchaser acknowledges that Seller will be negatively impacted if the Required Approvals are obtained and the Closing does not occur.  Accordingly, during the time that this Agreement is in effect, including during the Due Diligence Period, Purchaser shall promptly inform Seller of any change in the financing or equity investments that will have, or may reasonably be expected to have, an adverse effect on the funds needed by Purchaser to consummate the transaction contemplated in this Agreement.  Further, upon the occurrence of any such change, Purchaser shall also cease seeking the Required Approvals until and unless Seller authorizes Purchaser to continue seeking such approvals.

17. CONDITIONS PRECEDENT

A. Purchaser’s Conditions Precedent.  Unless waived by Purchaser in its sole and absolute discretion, Purchaser’s obligations to consummate the transactions contemplated by this Agreement and proceed to Closing (as hereinafter defined), are expressly conditioned upon the following:

(i)	All representations and warranties of Seller set forth in this Agreement remain materially true and correct;

(ii)	There is no pending or threatened material claims or litigation involving the Partnership Interests or the IGP Assets;

(iii)
Purchaser’s lender fails to provide to close on the financing to which such lender committed in writing during the Due Diligence Period and such failure is not occasioned by any action or inaction within Purchaser’s control; and

(iv)	All Required Approvals have been obtained.

(v)	No Material Adverse Change has occurred.

B. Seller’s Conditions Precedent.  Unless waived by Seller in its sole and absolute discretion, Seller’s obligations to consummate the transactions contemplated by this Agreement and proceed to Closing (as hereinafter defined), are expressly conditioned upon the following:

(i)	All representations and warranties of Purchaser set forth in this Agreement remain materially true and correct; and,

(ii)	All Required Approvals have been obtained.

18. CLOSING

A. Consummation of the purchase and sale of IGP’s Interests, as contemplated herein (the “Closing”), shall take place at the offices of Purchaser one week following the end of the Required Approval Delivery Period (as the same may have been extended) provided that all required approvals have then been obtained  (the “Closing Date”).

B. At the Closing, Seller shall deliver to Purchaser (the “Closing Documents”):

(i)
Two (2) Assignments and Assumptions of Limited Partnership Interests in the forms attached hereto as Exhibits A-1 and A-2 and made a part hereof for all purposes (collectively, the “Assignment’) which Assignment shall have been signed and consented by _______________________ both in its capacity as the general partner of IGP and on behalf of IGP;

(ii)	Any and all instruments, consents, and approvals as may be required to consummate the transfer contemplated herein, as required under Article _______ of IGP’s Partnership Agreement;

(iii)
Evidence reasonably satisfactory to the Purchaser that Seller has the authority to consummate the transaction contemplated herein and that the person signing on behalf of Seller has the authority to bind Seller;

(iv)	An affidavit pursuant to Section 1445(b)(2) of the Internal Revenue Code that Seller is not a “foreign person” or a portion of the Purchase Price shall be withheld, as required by law;

(v)	Assignment and Assumption of Lease for Escorial I Office Building executed by IGP as assignor; and,

(vi)	Legal opinion of Seller’s counsel in form and substance agreed upon by the parties during the Due Diligence Period.

C. At the Closing, Purchaser shall deliver to Seller:

(i)	Payment of the Purchase Price in cash or readily available funds net of certain costs incurred in the consummation of this transaction, which costs Seller has agreed to bear;

(ii)	Assignment and Assumption of Lease for Escorial I Office Building executed by PSI as assignee; and

(iii)	The Assignment, wherein Purchaser agrees to be bound by the provisions of IGP’s Partnership Agreement.

19. MISCELLANEOUS

A. “As Is”.  Other than as expressly set forth in this Agreement, Seller is selling the Partnership Interests in IGP in their “as is” condition and makes no representation or warranties concerning IGP or the operations and distributions of IGP or any IGP property or liabilities.

B. No Reliance.  Purchaser represents that it has sufficient knowledge concerning IGP and the operations and distributions of IGP and it is not relying on any representations or warranties by the Seller other than specifically set forth in this Agreement.

C. Time of Essence.  Time is of the essence in this Agreement.

D. Entire Agreement.  This Agreement constitutes the entire agreement of the parties.  All understandings and agreements heretofore had between the parties are merged in this Agreement, which alone fully and completely expresses their understandings. This Agreement may not be amended, modified, altered or changed in any respect whatsoever, unless initialed by both Seller and Purchaser, or by a further agreement in writing, signed by both parties.

E. Notices.  Any notices required or permitted hereunder shall be in writing and either hand delivered, sent by facsimile transmittal, overnight courier or sent United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

PURCHASER:	Partners Business Equities
Call Box 6030, PMB 343
Caroline, PR  00984-6030
Attention: _____________
Phone:

Fax:

Seller:	American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602
Attention:  J. Michael Wilson
Chairman and CEO
Phone:  301-___-____
Fax:  301-___-____1

Any notices sent by United States mail shall be deemed received, whether or not actually received, on the second business day after the date on which same is deposited in an official receptacle for the United States mail. If hand delivered or sent by facsimile transmittal, overnight courier, said notice shall be deemed received on the date of actual receipt. Any notices sent by United States mail shall be deemed received, whether or not actually received, on the second business day after the date on which same is deposited in an official receptacle for the United States mail.  If hand delivered or sent by facsimile transmittal or overnight courier, said notice shall be deemed received on the date of actual receipt.

F. Puerto Rico Law Governs.  This Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

G. Attorneys Fees.  In the event this Agreement or any provision hereof becomes the subject of litigation, venue thereof shall be in the Commonwealth of Puerto Rico.  The prevailing party in such litigation shall be entitled to recover from the non-prevailing party all reasonable legal expenses relating thereto including, but not limited to court costs and reasonable attorney’s fees and other reasonable fees paid to third parties with respect thereto.

H. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.  It will be necessary to account for only one such counterpart in proving this Agreement.  Signatures to this Agreement transmitted by telecopy, facsimile or electronic mail will be valid and effective to bind the party so signing.  Each party agrees to promptly deliver any execution original of this Agreement with its actual signature to the other party, but a failure to do so will not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement will be bound by its own signature sent by telecopy, facsimile or electronic mall and will accept the signature of the other party so transmitted.

I. Further Assurances.  The parties hereto agree to cooperate with each other after the closing of the transactions contemplated in this Agreement and in the Closing Documents and shall execute and deliver to the other party all instruments and documents as such other party may deem reasonably necessary in order to fully carry out the intent and purposes of this Agreement and the Closing Documents.

J. Permitted Assigns.  This Agreement may be assigned, in whole, but not in part, to an entity owned or controlled by Purchaser, with Seller’s consent which shall not be unreasonably withheld or delayed; provided, however, no such assignment shall release Purchaser from its obligations hereunder.

K. Exhibits and Schedules.  The following exhibits and Schedules are attached hereto and made a part hereof::

Schedule 1(C)                                          Excluded Assets

Schedule 1(C-1)                                       Excluded Leases

Schedule 1(J)                                           Management Agreements

Schedule 1(L)                                           Partnership Interests

Schedule 1(O)                                          Project Partnership

Schedule 1(P)                                           Subject Properties

Schedule 7(A)                                           Required Approvals

Schedule 9(A)                                           Ownership of Project Partnerships

Schedule 9(C)(i)                                        Litigation re IGP

Schedule 9(C)(ii)                                       Financial Statements of IGP

Schedule 10(A)                                         Condemnation and Actions

Schedule 10(B)                                         Title Encumbrance Defaults

Schedule 10(C)                                         Violation Notices

Schedule 10(E)                                         Brokers

Schedule 10(F)                                         Environmental Reports

Schedule 10(J)                                         Litigation re Subject Properties

Schedule 15                                             Employees Retained by IGP Group

L. Update to Schedules.  The Seller shall give prompt written notice to Buyer of (i) the occurrence (including the discovery of facts after the execution of this Agreement not known as of the date hereof to the disclosing party) or non-occurrence of any event, the occurrence or non-occurrence of which would, or would be reasonably likely to, cause, (x) any representation or warranty contained in Articles 8, 9, or 10 hereof to be untrue or inaccurate in any material respect or (y) any covenant or agreement contained in this Agreement not to be complied with in any material respect and (ii) any failure to satisfy any condition to the consummation of the transactions contemplated by this Agreement; provided however that the delivery of any notice pursuant to this Section 19 (I) shall not (x) operate to in any way modify or cure any breach of the representations and warranties made by the Seller in Article 9 hereof or any exhibits or schedules referred to herein or attached hereto or (y) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including the right not to consummate the transactions contemplated by this Agreement if the matters referred to in the notice would cause any of the conditions to the receiving party’s obligations not to be fulfilled.  Within 15 days of the date of this Agreement, the Seller shall update all of the schedules described in Article 19 (K) as necessary to make the representations and warranties related to such schedules to be true and correct in all material respects.  Notwithstanding the foregoing, Purchaser acknowledges that Rafael Velez and other persons associated with the Purchaser have detailed knowledge of the Seller, the Project Partnerships and the Subject Properties.  Consequently, no failure by Seller to give notice to Purchaser pursuant to this Section 19.L shall entitle Purchaser to any remedies against Seller if the facts constituting the basis for such claim were known by Rafael Velez or other person associated with the Purchaser.

EXECUTED as of the Effective Date.

Seller:

AMERICAN COMMUNITY PROPERTIES TRUST, a Maryland real estate investment trust

By:           _________________________________
J. Michael Wilson
Chairman and CEO

PURCHASER:

PARTNERS BUSINESS EQUITIES, a ____________________

By:	Municipal Associates III, LLC, a Delaware limited liability company, its general partner

By:	CB Municipal Advisers III, LLC, a Delaware limited liability company, its manager

By: __________________________
Rafael Velez Rivera
                                                                                                               Authorized Representative

EXHIBIT A-1

ASSIGNMENT AND ASSUMPTION OF LIMITED PARTNERSHIP INTEREST

This Assignment and Assumption of Limited Partnership Interest (this “Assignment”) is made and entered into as of ____, 2009, by and between  , as the assignor (the “Assignor”), and PARTNERS BUSINESS EQUITIES, a _______________________ (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor is the owner of a ____ percent (__%) limited partnership interest in __________________________, a _____________________ limited partnership (the “Partnership”);

WHEREAS, Assignor desires to convey to Assignee its ___ percent (__%) limited partnership interest in IGP, being Assignor’s entire interest therein (herein called the “Transferred Interest”) for consideration in the amount of _________________________ Dollars ($________) (the “Purchase Price”), which Purchase Price shall be payable in cash; and

WHEREAS, Assignee desires to purchase from Assignor and receive from Assignor the Transferred Interest.

NOW, THEREFORE, for and in consideration of (i) payment by Assignee to Assignor of the Purchase Price, and (ii) other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Concurrently upon execution hereof, Assignee has paid to Assignor the Purchase Price.

2.           Assignor hereby transfers, assigns, sells and conveys the Transferred Interest to Assignee free and clear of all liens, security interests, encumbrances and other attachments whatsoever.

3.           Assignee hereby agrees to be bound by the provisions of that certain Agreement of Limited Partnership of ______________________, dated _____________________ (the “Partnership Agreement”) and agrees to assume the obligations of Assignor under the Partnership Agreement.

4.           Assignor has full right, title and authority to transfer, assign, sell and convey to Assignee the Transferred Interest, and no other party has any right, option, interest or claim to all or any part of the Transferred Interest, whether subject to contract, option agreement, right of first refusal, reversionary or future interests, or right of reverter, and there is no lien, security interest or other matter affecting the Transferred Interest or any part thereof or attachments or assignments filed or contemplated thereon.

5.           This Assignment shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their respective successors and assigns.

6.           This Assignment may be executed by one or all of the parties in several counterparts, including by facsimile, and all such counterparts so executed shall together be deemed to constitute one final agreement as if signed by all parties, and each such counterpart shall be deemed to be an original.

7.           Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purpose of this Assignment and the transactions contemplated hereby.

8.           This Assignment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Maryland.

EXECUTED and DELIVERED as of the day and year first written above.

ASSIGNOR:

ASSIGNEE:

EXHIBIT A-2

ASSIGNMENT AND ASSUMPTION OF LIMITED PARTNERSHIP INTEREST

This Assignment and Assumption of Limited Partnership Interest (this “Assignment”) is made and entered into as of   ____, 2009, by and between _____________________, a ___________ corporation, as the assignor (the “Assignor”), an   as the assignee (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor is the owner of a percent (%) limited partnership interest in ______________________, a _________________ limited partnership (the “Partnership”);

WHEREAS, Assignor desires to convey to Assignee its  percent (%) limited partnership interest in IGP, being Assignor’s entire interest therein (herein called the “Transferred Interest”) for consideration in the amount of  Dollars ($) (the “Purchase Price”), which Purchase Price shall be payable in cash; and

WHEREAS, Assignee desires to purchase from Assignor and receive from Assignor the Transferred Interest.

NOW, THEREFORE, for and in consideration of (i) payment by Assignee to Assignor of the Purchase Price (ii) other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Concurrently upon execution hereof, Assignee has paid to Assignor the Purchase Price.

2.           Assignor hereby transfers, assigns, sells and conveys the Transferred Interest to Assignee free and clear of all liens, security interests, encumbrances and other attachments whatsoever.

3.           Assignee hereby agrees to be bound by the provisions of that certain Agreement of Limited Partnership of _________________, dated _____________________ (the “Partnership Agreement”) and agrees to assume the obligations of Assignor under the Partnership Agreement.

4.           Assignor has full right, title and authority to transfer, assign, sell and convey to Assignee the Transferred Interest, and no other party has any right, option, interest or claim to all or any part of the Transferred Interest, whether subject to contract, option agreement, right of first refusal, reversionary or future interests, or right of reverter, and there is no lien, security interest or other matter affecting the Transferred Interest or any part thereof or attachments or assignments filed or contemplated thereon.

5.           This Assignment shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their respective successors and assigns.

6.           This Assignment may be executed by one or all of the parties in several counterparts, including by facsimile, and all such counterparts so executed shall together be deemed to constitute one final agreement as if signed by all parties, and each such counterpart shall be deemed to be an original.

7.           Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purpose of this Assignment and the transactions contemplated hereby.

8.           This Assignment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Maryland.

EXECUTED and DELIVERED as of the day and year first written above.

ASSIGNOR:

ASSIGNEE:

SCHEDULE 1 (C)

EXCLUDED ASSETS, LIABILITIES AND OTHER

I - All Assets and Liabilities related to the following entities:
Brisas de Parque Escorial, Inc.
ELI
El Monte Properties, S.E.
Escorial Office Building I, Inc.
IGP Group Corp, (with the exception of those assets of IGP Group Corp which are the subject of the IGP Purchase described in this Letter and its Schedule A attached)
Interstate Commercial Properties, Inc.
Land Development Associates, S.E.
LDA Group, LLC
Torres del Escorial, Inc.

II - Furniture, Fixtures and Painting:
1 - Reception desk (located in “collection office”)
1 - Reception chair (located in “collection office”)
1 - Desk with left lateral (located in “collection office”)
1 - Executive chair (located in “collection office”)
1 - Secretary desk (located in “collection office”)
4 - Visitors chairs (located in “collection office”)
1 - Double module for two employees (located in IGP office)
1 - Plans cabinet (located in IGP office - Jorge’s area)
4 - Files cabinet (located in IGP office - Jorge’s area)
2 - Files cabinet (located in IGP office - Lucy’s area)
2 - Files cabinet (located in IGP office - Wilma’s area)
1 - File cabinet (located in IGP - Salich’s area)
1 - Chair for Salich (located in IGP - Salich’s area)
1 - Chair for Gilberto (located in IGP office - Gilberto’s office)
1 - Chair for Jorge (located in IGP office - Jorge’s office)
1 - Jorge’s computer (located in IGP office)
1 - Gilberto’s computer (located in IGP office)
1 - Salich’s computer (located in IGP office)
1 - Lucy’s computer (located in IGP office)
1 - Juanita’s computer (located in IGP office)
5 - Microsoft Office Licenses (located in IGP/IT office)
1 - Fax Machine (located in IGP/IT office)
2 - Painting (1966) by Ruben Moreira (located in IGP office)
2 - Painting (1966) by Rafael Tufiño (located in IGP office)
1 - Painting (1966) by Augusto Marin (located in IGP office)
1 - Painting (1966) by Rafael Rios Rey (located in IGP office)

SCHEDULE 1 (C) - Cont.

EXCLUDED ASSETS, LIABILITIES AND OTHER

II - Furniture, Fixtures and Painting (Continue):

1 - Parque Escorial portrait (located in IGP office conference room)
1 - Brisas de Parque Escorial portrait (located in Jorge’s office)
1 - Torres del Escorial portrait (located in Jorge’s office)
1 - Yardi Software (located in IGP/IT office)
1 - Auto CAD License (located in IGP/IT office)
5 - UPS backup (located in IGP office)
3 - Printers (located in Lucy, Juanita and Gilberto’s area)

Note: The following equipment shall be bought by ACPT/IGP Group Corp:
▪	Server unit (for Active Directory and Data)
▪	Sonicwall TZ-180 (VPN to St. Charles)
▪	Telephone System (connected to ACPT)
▪	Copier
▪	Anti-Virus (6)

All furniture and fixtures located in the office of Parque Escorial Residential Owners Association belongs to the Association.

III - Employment Agreement dated on May 12, 2004, between Interstate General Properties Limited Partnership, S.E. and Mr. Jorge Garcia Massuet

SCHEDULE 1 (J)

MANAGEMENT AGREEMENTS

MANAGEMENT AGREEMENTS	AFFILIATED PROPERTY
Proviviendas I Inc.	Las Americas I Apartments
Proviviendas II Inc.	Las Americas II Apartments
Proviviendas III Inc.	Las Lomas Apartments
Proviviendas IV Inc.	Monacillos Apartments

Alturas del Senorial Associates Limited Partnership	Alturas del Senorial Apartments
Bayamon Garden Associates Limited Partnership	Bayamon Garden Apartments

Carolina Associates Limited Partnership, S.E.	De Diego Apartments
Torre de Las Cumbres Apartments
Santa Juana Apartments
Monserrate Tower II Apartments

Colinas de San Juan Associates Limited Partnership	Colinas de San Juan Apartments
Monserrate Associates Limited Partnership	Monserrate Apartments I
San Anton Associates, S.E.	San Anton Apartments
Jardines de Caparra Associates Limited Partnership	Jardines de Caparra Apartments
Turabo Limited Dividend Partnership	Vistas del Turabo Apartments
Valle del Sol Associates Limited Partnership	Valle del Sol

SCHEDULE 1 (O)

PROJECT PARTNERSHIPS

PARTNERSHIP NAMES OF PUERTO RICAN ASSETS	AFFILIATED PROPERTY

IGP - General Partner Interest

Alturas del Senorial Associates Limited Partnership	Alturas del Senorial Apartments
Bayamon Garden Associates Limited Partnership	Bayamon Garden Apartments
Carolina Associates Limited Partnership	De Diego Apartments
Santa Juana Apartments
Monserrate Tower II Apartments
Colinas de San Juan Associates Limited Partnership	Colinas De San Juan Apartments
Monserrate Associates Limited Partnership	Monserrate Apartments I
San Anton Associates, S.E.	San Anton Apartments
Jardines de Caparra Associates Limited Partnership	Jardines de Caparra Apartments
Turabo Limited Dividend Partnership	Vistas del Turabo Apartments
Valle del Sol Associates Limited Partnership	Valle del Sol

IGP - Limited Partner Interest

Monserrate Associates Limited Partnership	Monserrate Apartments I
Turabo Limited Dividend Partnership	Vistas del Tirabo Apartments

SCHEDULE 15

LIST OF EMPLOYEES TO BE RETAINED BY IGP GROUP CORP.

Jorge Garcia Massuet - Senior Vice President
Gilberto E. Zayas - Controller and Assistant Vice President
Francisco Salich - Project Engineer
Luz Lopez - Executive Secretary
Juana Izquierdo - Accounts Payable/Disbursement Coordinator
Henry Vargas - Parque Escorial Administrator
Karina Mercado Soto - Office Clerk
Jose L. Florentino - Administrative Assistant
Pedro Medina - General Worker
Pedro Rondon - General Worker
Juan Santana - General Worker